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                                   EXHIBIT 12

               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                        THREE MONTHS ENDED         NINE MONTHS ENDED
                                                             JUNE 30,                  JUNE 30,
 (in thousands)                                          2004         2003         2004         2003
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
 Income before taxes on income and cumulative
   effect of an accounting change                    $243,991     $185,054     $732,107     $486,007
 Add fixed charges:
 Interest expense - excluding interest on
   deposits                                             8,456        7,669       24,185       15,256
 Interest expense - deposits                              942        1,463        3,124        4,843
 Interest factor on rent /1                             3,357        3,290        9,775        9,847
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 Total fixed charges                                   12,755       12,422       37,084       29,946
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 Earnings before fixed charges and taxes on
   income                                            $256,746     $197,476     $769,191     $515,953
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 Ratio  of  earnings  to  fixed  charges - including
   interest on deposits                                  20.1         15.9         20.7         17.2
 Ratio  of  earnings  to  fixed  charges - excluding
   interest on deposits                                  21.7         17.9         22.6         20.4
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/1 Interest factor on rent represents one-third of rental expense (the approximate portion of rental expense representing interest).
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